VAN BUREN, ARKANSAS    March 29, 2011

USA TRUCK ANNOUNCES EXECUTIVE RETIREMENTS

USA Truck, Inc. (NASDAQ: USAK) announced today Mr. Robert M. Powell will retire from his position as Chairman of the Board and as a member of the Board of Directors effective May 4, 2011, the day of the Annual Meeting of Stockholders.

Mr. Powell has served as Chairman of the Board since 2000, was CEO between 1988 and 2007, and has been a director of the Company since 1983.  He is one of the original participants in the group that acquired the Company from Arkansas Best Corporation in December 1988.  Prior to that, Mr. Powell had been employed for twenty-eight years by ABF Freight System, Inc., a national trucking company and a subsidiary of Arkansas Best Corporation.

Cliff Beckham, USA Truck’s President and CEO, stated: “Bob Powell is a true visionary and recognized leader in the transportation industry.  He has been a valuable contributor to our Company since it was founded and has been a continuous source of sound advice.  Bob’s commitment and dedication to this Company during his tenure established USA Truck as one of the industry’s leaders, growing it from just a few tractors at its founding to one of the 20 largest dry van truckload carriers in North America.  USA Truck will be forever grateful to Bob for his contributions and we wish him well in his much-deserved retirement.”

The Company’s Board of Directors unanimously elected Mr. Terry A. Elliott to succeed Mr. Powell as Chairman of the Board.  Mr. Elliott has served as a director of the Company since 2003 and currently serves as the Chairman of the Audit Committee.  He served as Chief Financial Officer of Safe Foods Corporation, a food safety company in North Little Rock, Arkansas, from July 2000 to August 2009 and served as a director of Safe Foods from 2000 to 2003.  Mr. Elliott also was a director of Superior Financial Corporation (the holding company for Superior Federal Bank, F.S.B.) and a member of its Audit Committee from February 2003 until Superior was sold to Arvest Holdings, Inc. in August 2003.  From 1996 to 2000, Mr. Elliott served as the Chief Financial Officer for two unrelated private start-up businesses.  Mr. Elliott was with Ernst & Young from 1968 until 1994 when he retired as Managing Partner of the Little Rock Office. During his career, he has had significant experience in the areas of accounting, auditing, public company reporting, administration, and corporate development.  He is an inactive Certified Public Accountant.  Mr. Elliott has also been active in a number of community and civic organizations.  The Board of Directors believes Mr. Elliott’s qualifications to serve as Chairman of the Board include his extensive financial experience and his past service on other companies’ Boards of Directors.

The Company’s Board of Directors will now begin discussion regarding the vacancy on the Board created by Mr. Powell’s retirement.

USA Truck also announced today that Mr. Garry R. Lewis, 65, will be retiring from his position as Executive Vice President and Chief Operating Officer effective April 30, 2011.  Mr. Lewis has served in a variety of operating roles since 1975.  Mr. Beckham stated: “Garry Lewis has been committed to the advancement and growth of the Company and his dedication to improving our operations has been instrumental in the success we have achieved.  On behalf of USA Truck, I would like to thank Garry for his distinguished service and congratulate him on his retirement.”

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the events and circumstances discussed in the forward-looking statements might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Vice President, Finance and Chief Financial Officer – (479) 471-2672